EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL Q3 AND NINE-MONTH REVENUES AND CASH AT RECORD LEVELS

Year to Date Net Income Increased by 16% on 10% Increase in Revenue;

Q4 and 2009 Records Expected

$0.09 EPS for Q3-08 After Effect of $0.02 of Unfavorable Foreign Exchange and Other Charges;

On Target With FDA NADiA PSA Protocol; Cash of $30 Million Provides Company With

Strongest Balance Sheet in its History

CHATSWORTH, Calif., October 29, 2008 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), achieved 14% growth in revenues to a record $23.4 million in the third quarter, with cash at record levels, it was announced today by César García, IRIS’ Chairman, President and Chief Executive Officer.

“We are pleased with our record double digit growth in the third quarter consolidated revenue despite difficult global economic conditions and our seasonally slowest period for instrument sales,” stated Mr. García. “All reporting segments achieved significant growth rates with consumable and service revenue leading our growth at 17% over prior year’s quarter. We are also pleased with our initiation of commercial shipments of our new automated urine chemistry analyzer, the iChem®VELOCITY™ and the iRICELL™ integrated urinalysis workstation, and the progress made in our prostate cancer NADiA application. Despite our significant revenue growth, revenue in the quarter was $1 million below our target primarily due to lower international instruments revenue related to the delayed introduction of our iChem®VELOCITY™ to late in the third quarter, as well as by lower than anticipated international consumables and service revenue. Our pipeline is solid and we anticipate a record fourth quarter, and fiscal 2009,” Mr. García said.

“We expect to recover a significant portion of the international revenue shortfall in the fourth quarter. However, as a result of this as well as unfavorable currency exchange rates, inventory adjustments related to our legacy instruments and continued uncertainty in the global economy, we have adjusted 2008 guidance,” Mr. García added.

Mr. García noted that the Company’s balance sheet is the strongest in its history with no debt and cash and cash equivalents of $30 million at September 30, 2008, which is expected to grow to $33 million by the end of this year. This is after R&D expenditures of $8 million, or 12% of revenues, through the first nine months of this year and $5.7 million spent in the repurchase of 492,000 IRIS shares in the open market through the first half of the year as part of a stock repurchase program,” Mr. García said.

For the third quarter ended September 30, 2008, IRIS had record revenues of $23.4 million, up 14% from the $20.6 million reported in the third quarter of 2007. Net income for the 2008 third quarter was $1.6 million, or $0.09 per share, including the effect of $0.02 per share relating to unfavorable foreign currency exchange, inventory reserves for legacy systems and manufacturing variances on the first manufacturing batches of the iChem VELOCITY. This compares with net income of $1.6 million or $0.09 per share in the comparable quarter a year ago.

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2008 Third Quarter Highlights:

•	Record revenue of $23.4 million, an increase of 14% over Q3 2007.

•	Record IVD consumables and service revenues increased 17% over Q3 2007.

•	110 iQ®200 analyzers sold in Q3, with more than 2,000 sold to date; year- ago Q3 instrument sales of 102 analyzers.

•	iChem®VELOCITY™ and iRICELL™ international launch proceeding with shipments continuing into Q4 2008 and planned U.S. launch in Q1 2009.

•	Consolidated gross margins of 50.4% in Q3 2008, compared with 52.4% in Q3 2007.

•	$0.09 EPS for Q3-08, after effect of $0.02 of unfavorable foreign exchange and other charges.

•	Successful FDA review of NADiA™PSA Pre-IDE submission. Introducing NADiA ProsVue™ brand name to clearly differentiate NADiA™ PSA assay from routine PSA screening assays.

•	Strong debt-free balance sheet with cash and cash equivalents of $30 million.

•	Adjusting 2008 guidance to at least $94 million in revenue and $0.43 in EPS primarily due to unfavorable exchange rates and lower revenue levels.

Strong revenue growth in the third quarter was driven by 15% revenue growth in our IVD business unit to $19.9 million, compared with $17.3 million in third quarter of 2007. IVD instrument sales increased by 11% to $8.3 million in the third quarter of 2008, compared with $7.5 million in the year ago period. IVD consumables and service revenue grew by 17% to a record $11.5 million for the period, compared with $9.8 million in the third quarter of 2007. There were 110 iQ®200 urine microscopy analyzers sold in the period, increasing the total number of iQ®200 analyzers sold to date to over 2,000 units, generating strong recurring high margin revenue which now represents 49% of the consolidated revenue and 58% of the IVD segment revenue. The Sample Processing Division achieved record third quarter revenue of $3.6 million, a 9% increase over the third quarter of 2007, reflecting continued demand for the new StatSpin® Express 4 Centrifuge and solid performance in its established product lines.

“Interest in the international market for the iChem® VELOCITY™ and our new iRICELL™ workstation remains very high, and we see a strong pipeline through the fourth quarter and into 2009. In addition, we are planning our U.S. launch of the iChem®VELOCITY™ and iRICELL™ system in the first quarter of 2009,” Mr. García said.

Consolidated gross profit margin was 50.4% in the third quarter of 2008, versus 52.4% in the third quarter of 2007. Instruments’ gross profit margins were 41.5% in the third quarter of 2008, compared with 46.6% in third quarter of 2007. Third quarter 2008 gross margins were impacted by approximately $200,000 in unfavorable foreign currency exchange rates related primarily to purchased instruments and consumables denominated in Yen which were purchased earlier in the year to increase safety stocks in anticipation of the termination of our Japanese distribution agreement in the US at the end of 2008. In addition, the quarterly results reflect an increase in inventory reserves of $150,000 related to legacy systems which we planned to support through 2009, but have been replaced by the newer iQ®200 platform at a faster pace than originally anticipated. In addition, we experienced a $125,000 variance associated with manufacturing variances and small quantity procurement in the initial manufacturing batches of the iChem®VELOCITY™.

Instrument revenue represented 36% of consolidated revenue in the third quarter of 2008 and 2007. The consumables and service gross profit margins were 57.4% for the third quarter of 2008, compared with 57.2% for the third quarter of 2007, due to increased consumable volumes and improved profitability in the service business. To date, consumables and service profitability has been improving in 2008 and we believe it will continue to benefit from the increasing installed base of instruments and the release of the iChem®VELOCITY™, which we believe should significantly increase the utilization of our Marburg, Germany strip manufacturing facility beginning the second quarter of 2009 and keep us on target to achieve our 60% gross margin target in the consumables and service segment by early 2010.

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Operating expenses increased to $9.6 million, or 41% of sales, in the third quarter of 2008, compared with $8.7 million, or 42% of sales, in the third quarter of 2007. Marketing and selling expenses increased to $4.2 million in the third quarter of 2008, compared with $3.6 million in the third quarter of 2007. The increase in marketing and selling expense is attributable to an increase in sales and marketing personnel, and new product introduction expenses during 2008. General and administrative expenses in the third quarter of 2008 were flat at $2.7 million compared with $2.7 million in the prior year period.

Research and development expense for the third quarter of 2008 was $2.8 million, or 12% of revenues, compared with $2.4 million in the third quarter of 2007. During the current quarter, the increase was primarily attributable to $440,000 in personnel related costs and $130,000 in clinical development related expenses as we continue to invest heavily in our diagnostics product pipeline, including our NADiA platform. This amount was partially offset by a $160,000 reduction in prototype and research materials related to the iChem®VELOCITY™ and outside consulting expenses incurred in the third quarter of 2007.

“We are pleased to introduce our commercial name NADiA ProsVue™ to clearly differentiate our NADiA PSA assay from routine screening PSA assays. Our meeting with the FDA to review our NADiA ProsVue™ Pre-Investigational Device Exemption (Pre-IDE) submission met our expectations and we have reached agreement in principle on the product claim and clinical surrogates to be used in the planned clinical studies. We have identified the necessary retained samples for our clinical studies and we are in the process of negotiating the IRB approval and research agreements with these leading medical institutions. It is our expectation to initiate the first part of the clinical study during the fourth quarter 2008 and we plan to submit a new 510(k) application, seeking clearance of a prognostic claim for identifying patients with low-risk of prostate cancer recurrence post-prostatectomy, in the first quarter 2009,” Mr. García said.

Operating income in the third quarter of 2008 increased to $2.2 million, compared with $2.1 million in the third quarter of 2007. Net income in the third quarter of 2008 was $1.6 million, or $0.09 per diluted share, compared with net income of $1.6 million, or $0.09 per diluted share, in the third quarter of 2007. Diluted weighted average shares outstanding for the three months ended September 30, 2008 and 2007, were 18.8 million and 19.0 million, respectively. The effective tax rate for the third quarter of 2008 is 32% compared with an effective tax rate of 35% in the third quarter of 2007, and 27% for the fiscal year ended 2007. Taxes are accrued for and reflected in the net income calculations.

For the nine months ended September 30, 2008, IRIS had record revenue of $68.8 million, a 10% increase over revenue of $62.4 million for the first nine months of 2007. Year-to-date consolidated gross profit margin was 51.9% versus 50.5% in the first nine months of 2007. Gross margins have been impacted by over $800,000 in unfavorable foreign currency exchange through the first nine months of the year. Research and development expense amounted to $8.0 million during the first nine months of 2008, compared with $7.8 million in the same period a year ago. During the first nine months of 2008, research and development payroll and related costs increased by $920,000 and clinical development related expenses increased by $300,000, offset by a reduction of prototype and research materials related to the iChem®VELOCITY™ of $600,000 and $380,000 in savings related to the closing of our ADIR imaging subsidiary.

Operating income for the first nine months of 2008 increased 17% to $7.5 million, versus $6.4 million in the year-ago nine months. Net income for the nine months ended September 30, 2008, increased 16% to $5.6 million, or $0.30 per diluted share, compared with $4.9 million, or $0.26 per diluted share in the year-ago nine month period. Diluted average shares outstanding for the 2008 and 2007 nine-month periods were 18.9 million and 18.7 million, respectively.

Company Outlook

IRIS is adjusting guidance for 2008, anticipating revenue growth to at least $94 million and continued growth in earnings to at least $0.43 per fully diluted share, including the effect of the stock re-purchase program, unfavorable foreign currency exchange and higher inventory reserves for legacy systems, from our previously stated guidance of revenue of at least $98 million and EPS of at least $0.48. Our guidance does not include any revenue relating to NADiA PSA, as we have not yet secured regulatory clearance. However, it does include approximately $1.7 million in new product introduction and startup expenses relating to iChem®VELOCITY™, NADiA PSA, Express 4 Centrifuge and market research for new products in development. Research and Development expense is expected to be approximately 12% of revenues.

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Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-888-244-2488 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 913-981-5533. The conference call may also be accessed by means of a live audio Web cast on our Website at www.proiris.com, or at, http://www.vcall.com/IC/CEPage.asp?ID=126215, the Web cast service provider. The conference audio cast will also be available for replay on both Websites for 30 days from the date of the broadcast.

About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with over 2,000 systems sold in over 50 countries.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(TABLES FOLLOW)

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except for per share data)

	For the three months ended September 30,
	2008	2007
Sales of IVD instruments	$8,335	$7,484
Sales of IVD consumables and service	11,537	9,835
Sales of sample processing instruments and supplies	3,552	3,244

Total revenues (1)	23,424	20,563

Cost of goods - IVD instruments	4,876	3,997
Cost of goods - IVD consumable and supplies	4,916	4,214
Cost of goods - sample processing instruments and supplies	1,830	1,585

Total cost of goods sold	11,622	9,796

Gross profit	11,802	10,767

Marketing and selling	4,152	3,590
General and administrative	2,736	2,725
Research and development, net	2,754	2,355

Total operating expenses	9,642	8,670

Operating income	2,160	2,097
Other income (expense):
Interest income	276	402
Interest expense	(3)	(5)
Other income (expense)	(51)	(9)

Income before provision for income taxes	2,382	2,485
Provision for income taxes	764	867

Net income	$1,618	$1,618

Basic net income per share	$0.09	$0.09

Diluted net income per share	$0.09	$0.09

Weighted average number of common shares outstanding – basic	18,205	18,260

Weighted average number of common shares outstanding – diluted	18,793	18,977

(1)	The consolidated revenues include reclassification of freight revenue from cost of goods and marketing and selling expenses in accordance with EITF 00-10. The reclassification in consolidated revenues amounted to $372,000 for the three months ended September 30, 2007. For the three months ended September 30, 2008, the freight revenue amounted to $259,000.

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except for per share data)

	For the nine months ended September 30,
	2008	2007
Sales of IVD instruments	$24,091	$24,628
Sales of IVD consumables and service	34,319	28,795
Sales of sample processing instruments and supplies	10,405	9,000

Total revenues (1)	68,815	62,423

Cost of goods - IVD instruments	13,133	13,015
Cost of goods - IVD consumable and supplies	14,747	13,426
Cost of goods - sample processing instruments and supplies	5,187	4,441

Total cost of goods sold	33,067	30,882

Gross profit	35,748	31,541

Marketing and selling	11,898	9,950
General and administrative	8,378	7,403
Research and development, net	8,010	7,791

Total operating expenses	28,286	25,144

Operating income	7,462	6,397
Other income (expense):
Interest income	871	1,125
Interest expense	(7)	(8)
Other income (expense)	(16)	(34)

Income before provision for income taxes	8,310	7,480
Provision for income taxes	2,663	2,607

Net income	$5,647	$4,873

Basic net income per share	$0.31	$0.27

Diluted net income per share	$0.30	$0.26

Basic – average shares outstanding	18,333	18,124

Diluted – average shares outstanding	18,876	18,723

(1)	The consolidated revenues include reclassification of freight revenue from cost of goods and marketing and selling expenses in accordance with EITF 00-10. The reclassification in consolidated revenues amounted to $1,133,000 for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, the freight revenue amounted to $748,000.